Exhibit 99.1

	Twelve Months Ended March 31,	Three Months Ended March 31,		Year Ended December 31,
	2018	2018	2017	2017	2016
	(in thousands, except ratios, unaudited)
Other Financial Data (Company and Restricted Subsidiaries):
Total revenues, adjusted by net allowances	$667,423	$171,944	$170,316	$665,795	$669,636

Net income	$46,188	$12,676	$20,536	$54,048	$75,280
Adjustments:
Loss from discontinued operations, net of tax	—	—	199	199	2,353
Interest expense	67,825	18,896	15,435	64,364	57,161
Interest income	(1,731)	(541)	(408)	(1,598)	(1,404)
Provision for income taxes	22,527	3,379	11,319	30,467	41,367
Depreciation and amortization	16,883	3,936	4,755	17,702	19,204
Stock-based compensation expense	9,769	1,694	750	8,825	12,627
Acquisition, integration and restructuring related expenses	—	—	129	129	3,227
Expenses related to Cabot IPO	1,564	193	—	1,371	—
Settlement fees and related administrative expenses	—	—	—	—	6,299
Adjusted EBITDA(1)	163,025	40,233	52,715	175,507	216,114
Collections applied to principal balance(2)	445,241	127,023	117,159	435,377	412,258
Adjusted EBITDA plus collections applied to principal balance	$608,266	$167,256	$169,874	$610,884	$628,372
(Net debt)(3) / (Adjusted EBITDA plus collections applied to principal balance)(2)	2.10x	—	—	1.97x	1.77x
(Adjusted EBITDA plus collections applied to principal balance)(2) / interest expense	8.97x	—	—	9.49x	10.99x
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(1)
Adjusted EBITDA is defined as net income before discontinued operations, interest income and expense, taxes, depreciation and amortization, stock-based compensation expenses, acquisition, integration and restructuring expenses, settlement fees and related administrative expenses and other charges or gains that are not indicative of ongoing operations. We have included information concerning Adjusted EBITDA because management utilizes this information in the evaluation of our operations and believes that this measure is a useful indicator of our ability to generate cash collections in excess of operating expenses through the liquidation of our receivable portfolios. While providing useful information, Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, income from operations or net cash provided by operating activities as indicators of our operating performance or liquidity. Further, Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures reported by other companies since each company may define such measures differently.

(2)	Amount represents (a) gross collections from receivable portfolios less (b) revenue from receivable portfolios and (c) allowance charges or allowance reversals on receivable portfolios.

(3)	For purposes of this calculation, net debt is total debt less cash and cash equivalents.

	As of March 31,	As of December 31,
	2018	2017	2016
	(in thousands, unaudited)
Statement of Financial Condition Data (Company and Restricted Subsidiaries):
Cash and cash equivalents	$73,190	$88,419	$60,532
Investment in receivable portfolios, net	1,300,800	1,251,528	1,158,277
Total assets	2,232,600	2,180,842	1,988,011
Total debt	1,349,264	1,291,187	1,170,193
Total liabilities	1,440,577	1,399,956	1,279,987
Total stockholders’ equity	792,023	780,886	705,029